EXHIBIT 99
   For Immediate Release


                     NUI CORPORATION HOLDS ANNUAL MEETING

                         RESTRUCTURING PLAN ANNOUNCED

   Union, N.J. -- March 14, 1995 -- NUI Corporation (National Utility Investors; NYSE: NUI) hosted its 141st Annual Meeting of Shareholders today at the company's Elizabethtown Gas offices in Union, N.J. During the planned remarks, John Kean, Chairman and Chief Executive Officer of NUI Corporation, reviewed the company's results during the past year and highlighted the entrance of "change" and "competition" in the gas distribution industry, marked by the end of the monopolistic era.

   Kean, Jr. Named CEO

        John Kean, Jr., 37, who serves as President and Chief Operating Officer of the multi-state utility was earlier in the day named Chief Executive Officer, effective April 1, succeeding his father. Mr. Kean, Jr. was also elected to the NUI Board of Directors. (See related announcement). During the Annual Meeting, Kean, Jr. outlined the company's plan to restructure operations and updated shareholders on cost-cutting and other streamlining efforts, designed to further strengthen NUI's operating position in the years to come.

   Consolidation of Pennsylvania & Southern and City Gas divisions

        Mr. Kean, Jr. announced the merger of the company's Pennsylvania & Southern Gas Company and City Gas Company of Florida divisions to create a Southern Division and eliminate certain redundancies within the Corporation. Lyle C. Motley, Jr., 53, currently President of Pennsylvania & Southern Gas Company, was named President of the Southern Division, also effective April 1.
        The Southern Division will be based in Hialeah, Florida and will serve the 114,000 customers of City Gas Company of Florida, North Carolina Gas Service, Elkton Gas Service, Valley Cities Gas Service, and Waverly Gas Service. The service area will encompass over 1,500 square miles.
        Following the relocation of key personnel and consolidation of divisional functions, the Sayre, Pennsylvania office, formerly the corporate offices of Pennsylvania & Southern Gas Company, will be closed.

   Change and Competition

        As part of today's meeting, the company featured a series of displays documenting the changes the gas distribution industry has undergone over the years. Included in the displays were discussions of the shift in the regulatory framework, the advent of transportation or "unbundled" service in New Jersey, and the profound changes affecting the gas supply component of the industry, as well as features of new NUI customers.
        In his comments, Mr. Kean, Jr. noted, "We are excited and ready to compete in the new gas marketplace. Operating in one of the first states to unbundle the commercial market, NUI is provided a unique opportunity


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   to be one of the first utilities in the United States to gain experiences in this new level of deregulation."

   Elizabethtown Gas Company Restructures

        Kean, Jr. also announced the restructuring of the New Jersey division's operations to facilitate greater operational and customer service efficiency. Effective April 1, David Vincent, 51, formerly Chief Financial Officer of NUI Corporation, will join Elizabethtown Gas as Senior Vice President, to oversee common service functions for NUI, including Management Information Systems, Marketing support, Risk Management and Purchasing. Mary Patricia Keefe and Richard O'Neill, currently Group Vice Presidents of Elizabethtown Gas, were also named Senior Vice Presidents of Elizabethtown Gas.

   Early Retirement Program Results Announced

        Kean, Jr. also reviewed the results of the company's early retirement programs, instituted in the New Jersey and Pennsylvania & Southern divisions to reduce workforce. The company has achieved its target of a 10 percent reduction in workforce, including 95 participants in the early retirement programs. Kean, Jr. announced the company will take a pre-tax charge of $4.1 million in the second quarter to reflect costs associated with the program. Going forward, this reduction in workforce is expected to generate approximately $3.4 million (pre-tax) in annual savings.
        Complementing the company's workforce reduction efforts, Kean highlighted savings achieved through administrative changes in the company's health plans and results from the company's renegotiation of labor contracts in November, which resulted in greater operating flexibility.

   Shareholders Approve All Proposals Set Forth by Management

        During the Annual Meeting, shareholders approved all proposals set forth by management.

        NUI Corporation (National Utility Investors; NYSE: NUI), based in Bedminster, N.J., is a multi-state gas utility serving over 347,000 customers in six states. The company's operating divisions include Elizabethtown Gas Company, City Gas Company of Florida, North Carolina Gas Service, Valley Cities Gas Service (PA), Waverly Gas Service (NY) and Elkton Gas Service (MD).

                                      ###

   Contact:  Alexandra Pruner
             908/719-4222



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